SPARK ENERGY, INC. ANNOUNCES COMMON AND PREFERRED STOCK DIVIDENDS
HOUSTON, Oct. 19, 2017 (GLOBE NEWSWIRE) -- Spark Energy, Inc. (NASDAQ: SPKE), an independent retail energy services company (“Spark” or the “Company”), announced today that its Board of Directors has declared a quarterly cash dividend for the third quarter of 2017 in the amount of $0.18125 per share of Class A Common Stock. This amount represents an annualized dividend of $0.725 per share. The third quarter dividend will be paid on December 14, 2017 to holders of record of Spark’s Class A Common Stock on November 29, 2017. Investors are reminded that on June 16, 2017, Spark completed a two-for-one stock split by means of a stock dividend.
Additionally, in accordance with the terms of the 8.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) of the Company, the Board of Directors has declared a quarterly cash dividend in the amount of $0.546875 per share of the Series A Preferred Stock. This amount represents an annualized dividend of $2.1875 per share. The dividend will be paid on January 15, 2018 to holders of record of Spark’s Series A Preferred Stock on January 1, 2018.
About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 19 states and serves 94 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.
We use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should note that new materials, including press releases, updated investor presentations, and financial and other filings with the Securities and Exchange Commission are posted on the Spark Energy Investor Relations website at ir.sparkenergy.com. Investors are urged to monitor our website regularly for information and updates about the Company.
Contact: Spark Energy, Inc.
Investors:
Robert Lane, 832-200-3727

Media:
Eric Melchor, 281-833-4151